Offer of Employment January 31, 2012 Mr. Giorgio Minardi Via Cavenaghi, 2 Milan Italy Dear Giorgio, On behalf of Dunkin' Brands, Inc. ("Dunkin' Brands" or the "Company"), I am pleased to offer you the full time position as President of Dunkin' Brands International. As President of Dunkin' Brands International, you will report directly to Dunkin Brands, Inc.'s Chief Executive Officer, Nigel Travis. Your start date will be February 13, 2012. Additional details regarding this offer of employment are outlined below. Cash Compensation Base Salary You will be paid $17,307.69 on a bi-weekly basis, less applicable payroll deductions and withholdings, in accordance with Dunkin' Brands' standard payroll practices for salaried employees. This equates to $450,000.00 on an annualized basis. As with other members of the Leadership Team, your compensation will be reviewed annually beginning in 2013 with the Compensation Committee of the Board of Directors. Short-Term Incentive Beginning in 2012, you will be eligible to participate in the FY-2012 Dunkin' Brands Short- Term Incentive Plan (STI Plan). Your annual incentive is targeted at 50% of your base salary earnings. The actual percentage of your Award is discretionary and will be based on the terms of the STI Plan as they exist at any given time. Those terms generally take into account Company performance and your individual job performance, including your ability to meet established goals and objectives. Your participation letter, as well as the Plan Document which governs the terms of the STI Plan, will be provided to you under separate cover.

Long-Term Incentive Subject to approval by the Compensation Committee of the Board of Directors of Dunkin' Brands Group, Inc. ("Dunkin') and any other necessary approvals, you will be granted an option to purchase 200,000 shares of Dunkin' common stock so long as you remain continuously employed through the grant date and all applicable vesting dates and criteria. This stock option award shall be subject to the terms of the applicable Dunkin' incentive compensation plan, the award agreement evidencing such grant of stock options and all other agreements referenced in such plan and award agreement. More details regarding this stock option grant will be provided upon confirmation of the grant by the Compensation Committee. Benefits Dunkin' Brands offers a competitive employee benefits program. As an employee of the Company, you will receive the benefits provided to our employees consistent with the terms of each particular benefit plan. All cost-sharing for employee benefits is paid through biweekly payroll deduction. The Dunkin' Brands Benefits Guide, which provides details on our current benefits programs, is included in this package. The Company reserves the right to modify these benefits at any time, as it deems necessary. Insurance Upon election, medical, dental and/or vision coverage will be effective on the first of the month following your start date. You will be also be offered disability coverage and various life insurance programs in accordance with their terms. Enclosed please find details relating to Dunkin' Brands' insurance benefits. Retirement Dunkin' Brands offers the opportunity to participate in a retirement savings plan after three months of service. An overview of the 401(k) plan is included in the enclosed Benefits Guide. Deferred Compensation You will be eligible to participate in the Dunkin' Brands, Inc. Non-Qualified Deferred Compensation Plan. The plan provides an opportunity for pre-tax savings to assist you in accumulating assets for planned events during your working life and retirement. Details are available upon request. Paid Time Off Beginning on your start date, you will accrue four weeks of vacation per year. Dunkin' Brands also offers paid time off for holidays, personal, sick and volunteer time, according to the applicable Company policy.

Relocation You will be eligible for relocation assistance to the Canton, MA area pursuant to the Executive Homeowner Relocation Policy. Should you voluntarily terminate your employment or if you are terminated for cause within 24 months of your start date, you will be required to repay to Dunkin' Brands any costs or relocation benefits paid to you or on your behalf. During your first year of employment, all costs must be repaid in full; during your second year repayment will be made on a prorated basis. Prior to receiving relocation benefits, you must sign and return the Relocation Repayment Agreement. Please see the attached summary of relocation benefits and policy details. New Employee Orientation and Induction We provide a full orientation and induction program for new employees. Your FIR partner will be in contact to discuss the details of this orientation. In advance of your participation in the orientation program, enclosed please find a Summary of Dunkin' Brands' "Off to a Great Start!" Program. Proof of Right to Work Federal immigration laws require us to confirm your eligibility to work (green card information, etc.) in the United States. Change in CEO lf, prior to the first anniversary of your start date, Nigel Travis' employment as CEO of the Company is terminated for any reason other than death or disability, you, at your sole discretion, may declare that the Company has terminated your employment without cause thereby entitling you to Severance as described in this letter, so long as you provide at least four months prior written notice during which time you shall continue to devote your full time and attention to your company-related duties Period of Employment Your employment with Dunkin' Brands will be at will, meaning that this offer of employment does not constitute a contract of employment. If employed, you may elect to resign at any time and Dunkin' Brands may elect to terminate your employment at any time for any reason, with or without cause or advance notice. This at will employment relationship cannot be changed by any statement, promise, policy or course of conduct, except by a writing signed by you and an appropriate Company officer. Severance In the event of your separation from service by Dunkin' Brands as a result of a termination by the Company other than for "cause", you will be eligible for severance equal to 12 months of your then-current base compensation. Severance is payable in the same manner and at the same time as Dunkin' Brands' regular payroll, conditioned on the return of a full release of claims by you. "Cause" means fraud; material neglect (other than as a result of illness or disability) of your duties to Dunkin' Brands; conduct that is not in the best interest of, or injurious to, Dunkin Brands; acts of dishonesty in connection with the performance of your duties; or conviction of a felony or crime involving falsehood or moral turpitude. Without our receipt of the full release of claims, you will not be entitled to the aforementioned severance. Entire Agreement This offer of employment is contingent upon your execution of our non-competition, non- solicitation and confidentiality agreement which is the same agreement signed by all executive officers of the Company. This offer of employment contains all of the terms of your employment with Dunkin' Brands and supersedes any prior understandings, promises or agreements, whether oral or written, between you and Dunkin' Brands or anyone acting on its behalf. By signing this offer, you represent and warrant that your employment with Dunkin' Brands will not violate any agreements, obligations or understandings that you may have with any third party or prior employer. We are pleased to offer you this position with Dunkin' Brands. To accept the terms above, please sign and date this letter and return it to me no later than February 2, 2012. We look forward to your favorable reply and having you join our team! Sincerely, Richard J. Emmett Senior Vice President, General Counsel Dunkin' Brands, Inc. I ACCEPT THE ABOVE OFFER OF/EMPLOYMENT 2-1-231 2 Giorgio ardi Date cc: Nigel Travis Jeffrey Krautkramer Personnel File